Exhibit 99.1
                                                                 ------------
                                                                 Press Release

Hutchison Whampoa Limited and Singapore Technologies Telemedia
Pte. Ltd. Plan to Invest $750 Million in Global Crossing

     o Investment, combined with Chapter 11 filing, will restructure balance sheet

     o    Operations worldwide unaffected by filing

Hamilton, Bermuda - January 28, 2002 - Global Crossing (NYSE: GX) today announced that it has signed a letter of intent with Hutchison Whampoa Limited and Singapore Technologies Telemedia Pte. Ltd. for a $750 million cash investment for a joint majority stake in the company's equity in connection with a restructuring of the company's balance sheet. In order to begin the restructuring process, Global Crossing and certain of its affiliates commenced Chapter 11 cases in the United States Bankruptcy Court for the Southern District of New York and coordinated proceedings in the Supreme Court of Bermuda.

Under the terms of the proposed investment, which is conditional on, among other things, the confirmation of a plan of reorganization by the courts before the end of August 2002, creditors would share in a combination of cash, new debt, and new equity in the restructured company. Existing common equity and preferred shareholders would not participate in the new capital structure.

John Legere, Chief Executive Officer of Global Crossing stated, "We believe this new equity investment from parties as strong as Hutchison Whampoa and Singapore Technologies Telemedia validates our confidence in the strong future of our company. This investment, along with the financial and operational restructuring that we're implementing, will strengthen our balance sheet and enable Global Crossing to build a sustainable business upon its existing unmatched global network. With this restructuring, we believe we can become the global leader providing networking services among the world's top 200 cities to global enterprises and carriers."

Mr. Legere said that business would continue as usual during the restructuring process. Employees will continue to be paid their wages and other benefits without interruption. Worldwide operations will be unaffected by the filing and customers will not experience any changes in their service.

"Ours is a balance sheet issue, not an operational one," Mr. Legere said, "and today's actions are intended to directly address this issue. Even with the financial uncertainty we've recently experienced, customers have continued to choose our network over many others. With this restructuring, we'll put financial uncertainty behind us and the power of our network will once again become the primary factor in the minds of our customers. Hutchison Whampoa and Singapore Technologies Telemedia are perfect matches for Global Crossing. They bring considerable financial resources and business acumen, which we are confident will add significant value to Global Crossing's prospects."

"With a strengthened balance sheet and reduced debt, we are confident that Global Crossing will be in an excellent position to take advantage of its unique global network, growing customer base, and outstanding service


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capabilities to create substantial value in the coming years. We are committed to an expedited restructuring process," Mr. Legere added.

Mr. Canning Fok, Group Managing Director of Hutchison Whampoa, and Mr. Lee Theng Kiat, President and CEO of Singapore Technologies Telemedia, said, "We are excited about the prospect of working with Global Crossing's management team and the opportunity presented by this transaction to develop and strengthen Global Crossing's business."

Hutchison Whampoa and Singapore Technologies Telemedia already have business relationships with Global Crossing and its affiliates. Asia Global Crossing and Hutchison Whampoa each own 50 percent of Hutchison Global Crossing, a leading telecommunications service provider in Hong Kong providing fixed-line, Internet and data services. Asia Global Crossing and a subsidiary of Singapore Technologies Telemedia each own 50 percent of StarHub Crossing, which owns and operates a high capacity backhaul network in Singapore.

# # #

ABOUT GLOBAL CROSSING

Global Crossing (NYSE: GX) provides telecommunications solutions over the world's first integrated global IP-based network, which reaches 27 countries and more than 200 major cities around the globe. Global Crossing serves many of the world's largest corporations, providing a full range of managed data and voice products and services. Global Crossing operates throughout the Americas and Europe, and provides services in Asia through its subsidiary, Asia Global Crossing (NYSE: AX). Please visit www.globalcrossing or www.asiaglobalcrossing.com for more information.

ABOUT HUTCHISON WHAMPOA

Hutchison Whampoa is a Hong Kong-based multinational conglomerate with origins dating back to the 1800s. Hutchison is also part of the Li Ka-shing group of companies, which together represent about 15% of the total market capitalization of the Hong Kong stock market. In 2000, consolidated turnover (including associates) was over US$10 billion, and consolidated net profit was approximately US$4.4 billion. With over 100,000 employees worldwide, Hutchison operates five core businesses in 36 countries: ports and related services; telecommunications and e-commerce; property and hotels; retail and manufacturing; and energy and infrastructure. For more information, visit http://www.hutchison-whampoa.com.

ABOUT SINGAPORE TECHNOLOGIES TELEMEDIA

Singapore Technologies Telemedia is a leading info-communications group that provides voice, data and video services. It focuses on three core businesses: data & voice, broadband, & multimedia. Through its subsidiaries and associate companies, Singapore Technologies Telemedia provides fixed and mobile telecom services, wireless data communications services, Internet mobile services, global IP network services, managed hosting services, satellite services, broadband cable and e-business software development services. Singapore Technologies Telemedia is a wholly-owned subsidiary of the Singapore Technologies group.

Statements made in this press release that state the Company's or management's intentions, beliefs, expectations, or predictions for the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include: the ability to complete systems within currently estimated time frames and budgets; the ability to compete effectively in a rapidly evolving and price competitive marketplace; changes in the nature of telecommunications regulation in the United States and other countries; changes in business strategy; the successful integration of newly-acquired businesses; the impact of technological change; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission.


CONTACT GLOBAL CROSSING:

Press Contacts

Dan Coulter - USA
+1 973-410-5810
daniel.coulter@globalcrossing.com

Becky Yeamans - USA
+1 973-410-5857
rebecca.yeamans@globalcrossing.com

Mish Desmidt - Europe
+44 1256-732-866
mish.desmidt@globalcrossing.com

Teresa Mueller - Latin America
+1 305-808-5947
teresa.mueller@globalcrossing.com

Analysts/Investors Contact

Ken Simril
+1 310-385-5200 or +1 385-3742
investors@globalcrossing.com